Exhibit 5.1

April 13, 2005

Wynn Las Vegas, LLC

Wynn Las Vegas Capital Corp.

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Re:	Wynn Las Vegas Capital Corp., Wynn Las Vegas, LLC Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Wynn Las Vegas, LLC, a Nevada limited liability company, and Wynn Las Vegas Capital Corp., a Nevada corporation (collectively, the “Issuers”), and each of the entities listed on Schedule I hereto (collectively, the “Guarantors”) in connection with the public offering of up to $1,300,000,000 aggregate principal amount of the Issuers’ 6 5/8% First Mortgage Notes due 2014 (the “Exchange Notes”). The Indenture, dated as of December 14, 2004 (the “Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as trustee, provides for the guarantee of the Exchange Notes by the Guarantors (the “Guarantees”) to the extent set forth in the Indenture. The Exchange Notes and the Guarantees are to be offered (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 6 5/8% First Mortgage Notes due 2014 of the Issuers and the guarantees thereof by the Guarantors (the “Original Notes”), as contemplated by the Registration Rights Agreement, dated as of December 14, 2004 (the “Registration Rights Agreement”), by and among the Issuers, the Guarantors, Deutsche Bank Securities Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and SG Americas Securities, LLC.

Wynn Las Vegas, LLC

Wynn Las Vegas Capital Corp.

April 13, 2005

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the registration statement on Form S-4 of the Issuers and the Guarantors relating to the Exchange Notes and the Guarantees, as filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement being hereinafter referred to as the “Registration Statement”); (ii) an executed copy of the Registration Rights Agreement; (iii) an executed copy of the Indenture; (iv) the form of the Exchange Notes; and (v) the form of the Guarantees. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuers and the Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Issuers, the Guarantors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and, except as set forth below, the validity and binding effect thereof on such parties. We have also assumed that each of the Issuers and the Guarantors has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and that each such Issuer and Guarantor has complied with all aspects of applicable laws of jurisdictions other than Opined on Law (as defined below). As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Issuers, the Guarantors and others and of public officials.

Wynn Las Vegas, LLC

Wynn Las Vegas Capital Corp.

April 13, 2005

Our opinions set forth herein are limited to the laws of the State of New York that, in our experience, are applicable to transactions of the type covered by the Exchange Offer and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such law (other than Opined on Law) on the opinions herein stated.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes and the Guarantees (in the forms examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes and the Guarantees will constitute valid and binding obligations of each of the Issuers and each of the Guarantors, respectively, enforceable against each of the Issuers and each of the Guarantors, respectively, in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

In rendering the opinion set forth above, we have assumed that the execution and delivery by each of the Issuers and each of the Guarantors of the Indenture, the Exchange Notes and the Guarantees, as applicable, and the performance by each of the Issuers and each of the Guarantors of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any of the Issuers or any of the Guarantors or their properties is subject.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our

Wynn Las Vegas, LLC

Wynn Las Vegas Capital Corp.

April 13, 2005

firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

SCHEDULE I

GUARANTORS

Las Vegas Jet, LLC, a Nevada limited liability company

World Travel, LLC, a Nevada limited liability company

Wynn Golf, LLC, a Nevada limited liability company

Wynn Show Performers, LLC, a Nevada limited liability company

Wynn Sunrise, LLC, a Nevada limited liability company